Exhibit 99.1

NEWS RELEASE
                                                                        Contact:
                                                                 J. Clarke Smith
                                                                  (773) 399 4200
                                                     Aerial Communications, Inc.

                                                               Kaj-Erik Relander
                                                                  +358 2040 5365
                                                              Sonera Corporation

FOR RELEASE: IMMEDIATE

                  SONERA CORPORATION, FORMERLY TELECOM FINLAND,
                 TO INVEST $200 MILLION IN AERIAL COMMUNICATIONS

June 2, 1998  Chicago, Illinois - Sonera Corporation (formerly Telecom Finland
Ltd), one of Europe's leading wireless telecommunications operators, will take a $200-million equity stake in a wholly-owned subsidiary of Aerial Communications, Inc. [NASDAQ:AERL]. Aerial is a leading U.S. Personal Communications Services
(PCS) provider. Sonera's investment will be its first in a U.S. wireless operator, and will make the Finnish company Aerial's largest independent investor.

Sonera and Aerial have signed a definitive purchase agreement for Sonera to make a $200 million investment in Aerial Operating Company, a wholly-owned subsidiary of Aerial. The price per share and equity ownership percentage for Sonera are subject to adjustment based on Aerial's 20-day average stock price during the three years after the Closing Date. Depending on the stock price, the price will range from a low of $12.33 per equivalent Aerial share for an equivalent 18.452% equity ownership, to a high of $16.68 per equivalent Aerial share for a 14.329% equivalent equity ownership. In addition, after five years Sonera's equity in Aerial Operating Company becomes exchangeable for equity of Aerial Communications, Inc. or, in certain circumstances, exchangeable for equity in Telephone and Data Systems, Inc. or cash.

As part of the agreement, the two companies also will form a strategic partnership to work together in areas such as new product development, and to jointly explore new business opportunities in the U.S. PCS market. The agreement is subject to regulatory approval.

Bringing additional experience and innovation to Aerial
"We are excited to form this relationship with Sonera, one of the world's foremost wireless telecommunications companies," said Don Warkentin, Aerial's President and Chief Executive Officer. "We anticipate that this partnership will benefit Aerial in many ways beyond Sonera's substantial investment. Sonera will also provide considerable experience and expertise to enhance our business and, in turn, improve shareholder value.

"Sonera is one of the leading wireless operators in the world." Warkentin said. "In fact, they are the world leader in market penetration. Over 30% of the Finnish population were Sonera wireless customers at the end of 1997. This represents a 74% market share in a country with a total penetration of over 42%. By contrast, the total wireless industry penetration in the U.S. at the end of 1997 was 22%.

"Sonera has demonstrated a commitment to research and development. In 1997, it devoted more than 3% of its total sales and revenue to R&D in emerging areas as the internet, data and



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multimedia services," Warkentin said. "Sonera currently offers wireless internet service and is developing "intelligent network" platforms for a variety of new services. We anticipate that the new partnership will help to bring similar capabilities to Aerial markets.

"We believe Sonera is living the future of wireless communications," Warkentin continued. "Many of Sonera's customers are using their wireless phone as their primary phone, switching telephone usage from a wireline phone to an affordable wireless alternative. In Finland, Sonera is already billing more minutes on its wireless networks than its public wireline networks. Aerial can learn a great deal from Sonera's experience and innovation." Aerial plans to tap into this reservoir of expertise in several ways, according to Warkentin. For example, Sonera personnel will join Aerial's staff in key strategic positions, especially in the area of new product development. Two Sonera executives also will join the Aerial Board of Directors.

"With this transaction, we will have secured the final piece of financing originally planned by Aerial," Warkentin said. "Equally important, the agreement is a far-reaching alliance and working partnership between two prominent wireless communications companies."

Expanding beyond Sonera's traditional borders
"We are pleased to partner with such an innovative leader as Aerial Communications," said Kaj-Erik Relander, Executive Vice President of Sonera. "We see our commitments to the U.S. market as a very important part of our global strategy to continue to expand our business beyond our traditional borders.

Sonera's growing international operations include seven wholly-owned subsidiaries as well as strategic investments in more than 20 companies around the world. In addition, Sonera has a record of successful experience in wireless joint ventures in markets like Turkey, Russia and the Middle East.

"Aerial is an excellent choice as our U.S. partner," Relander said. "Both companies use and understand the potential of GSM (Global System for Mobile communications) technology. Also, in adding 200,000 customers in its first full year of operations, Aerial has demonstrated that it can build its business quickly. Its stress on fairness and value for the customer demonstrate an innovative and differentiated approach to the market. Aerial's True Per-Second Billingsm, for example, is unique in the American market."

Sonera Corporation is Finland's leading telecommunications company, based in Helsinki. The company has numerous subsidiaries and affiliate companies in several different countries. It is currently state-owned, but the Finnish government has announced plans for a partial privatization of the company. Sonera offers a full line of telecommunications services and products, and had sales of U.S. $1.4 billion in 1997.

Aerial Communications, headquartered in Chicago, holds licenses to provide PCS service in areas covering 27.6 million of the U.S. population. Aerial's markets include Columbus, Ohio; Houston, Minneapolis, Kansas City, Pittsburgh and Tampa/Orlando/St. Petersburg. Aerial is a majority-owned subsidiary of Telephone and Data Systems, Inc., a $1.5 billion telecommunications company based in Chicago.

Except  for  historical  and  factual   information   contained  herein,   other
information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and

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projections,  which  involve  certain risks and  uncertainties  that could cause
actual  results  to  differ   materially  from  those  in  the   forward-looking
statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in Delaware law; potential litigation; and changes in market conditions. Investors are encouraged to consider these and other risks and uncertainties which are discussed in documents filed by the Company with the Securities and Exchange Commission.

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Aerial and True Per-Second Billing are service marks of Aerial Communications,
Inc.
























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